CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Performance” in the Prospectus of Natixis Funds and to the incorporation by reference of our report, dated February 11, 2008, on the financial statements and financial highlights of the Gateway Fund of The Gateway Trust, in Post-Effective Amendment Number 12 to the Registration Statement (Form N-1A, No. 333-37314) of Natixis Funds Trust IV, included in the Annual Report to Shareholders for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (Form N-CSR, No. 811-02773) of The Gateway Trust.

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 24, 2008